Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of February 5, 2019, by and between American National Bank and Trust Company, a national banking association (the “Bank”), and Susan K. Still (“Executive”).

WHEREAS, American National Bankshares Inc., a Virginia corporation and the parent holding company of the Bank (“AMNB”), and HomeTown Bankshares Corporation, a Virginia corporation (“HomeTown”), have entered into an Agreement and Plan of Reorganization, dated as of October 1, 2018, pursuant to which HomeTown will merge with and into AMNB (the “Merger”) and HomeTown Bank, a Virginia chartered bank subsidiary of HomeTown, will merge with and into the Bank (the “Subsidiary Bank Merger”);

WHEREAS, Executive has been a key executive of HomeTown and HomeTown Bank; and

WHEREAS, the Bank and Executive have agreed that upon consummation of the Merger and the Subsidiary Bank Merger, Executive shall become an employee of the Bank on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment. Conditional upon consummation of the Merger and the Subsidiary Bank Merger and Executive’s continuing in the employment of HomeTown Bank until the effective date and time of the Subsidiary Bank Merger (the “Effective Time”), and effective at the Effective Time, Executive shall be employed as President of Virginia Banking and as an Executive Vice President of the Bank. Executive shall have the duties and responsibilities set forth in Section 3 hereof and shall report directly to the President and Chief Executive Officer of the Bank, who shall be Executive’s supervising officer. Executive hereby accepts and agrees to such employment and agrees to carry out Executive’s duties and responsibilities to the best of Executive’s ability in a competent, efficient and businesslike manner. Executive further agrees to comply with all the policies, standards and codes of conduct of the Bank now or hereafter adopted.

Unless the context otherwise requires, references in this Agreement to the “Bank” also shall mean and refer to AMNB and any other business entity that, directly or indirectly through one or more intermediaries, is controlled by or is under common control with the Bank (each, an “Affiliate”).

2. Term. This Agreement is effective at the Effective Time and will expire on December 31, 2019 (the term of this Agreement is referred to as the “Term of Employment”).

3. Duties. Executive’s primary duties and responsibilities shall involve the integration of HomeTown Bank’s banking network and support functions with the Bank, including the conversion of the operating systems of HomeTown to those of the Bank, the realization of projected cost savings, and customer retention and development. Executive shall also render such additional services and duties consistent with the position as may be assigned to Executive from time to time by the President and Chief Executive Officer of the Bank, including serving in a senior executive capacity with any one or more of the Bank’s Affiliates. Executive will have no duties and responsibilities specifically relating to the Bank’s operations in the Roanoke market area unless assigned to Executive in writing by the President and Chief Executive Officer of the Bank. During the Term of Employment, Executive shall devote her full time, attention and efforts to the business of the Bank and shall use her best efforts to promote the interests of the Bank at all times. This shall not be construed to prevent Executive from personally, and for Executive’s own account and benefit, trading in stocks, bonds, securities (including securities of publicly traded financial institutions so long as, in the case of entities that are not Affiliates, Executive’s holdings represent less than one percent (1%) of any such entity’s issued and outstanding securities), real estate, commodities or other forms of investment so long as such activities do not interfere with Executive’s duties as an executive of the Bank.

4. Compensation and Benefits.

(a) Base Salary. The Bank agrees to pay Executive, for services rendered in her capacity as President of Virginia Banking of the Bank, a salary at the annual rate of Three Hundred Thousand Dollars ($300,000) during the Term of Employment. Such base salary shall be payable in accordance with the Bank’s regular payroll schedule, less any sums which may be required to be deducted or withheld under applicable law. Executive acknowledges and agrees that if, upon the expiration of this Agreement, the Bank offers to continue her employment on an at-will employment basis, Executive’s annual base salary rate will be subject to adjustment in order to be commensurate with the duties and responsibilities of her newly assigned position.

(b) Incentive Bonus. Executive shall receive an incentive bonus, in the maximum amount of Fifty Thousand Dollars ($50,000), except as otherwise provide below, if the transition objectives established by the Bank and delivered to Executive on the date hereof are met, and if Executive is employed by the Bank on December 31, 2019. If Executive’s employment terminates for any reason after December 31, 2019 but before payment, Executive shall receive the incentive bonus based on actual performance and such bonus shall be paid at the normal time. Determination of whether such transition objectives have been met shall be made by the President and Chief Executive Officer of the Bank and such determination shall be made reasonably and in good faith. If objectives are partially met, subject to attainment of minimum threshold performance levels established by the Bank and communicated to Executive before the Term of Employment, a pro rata distribution shall be made. If earned, such bonus will be paid in 2020, but in no event later than February 28, 2020. If Executive’s employment terminates because of death or “Disability” (as defined herein) or if Executive is terminated without “Good Cause” (as defined herein) or if Executive resigns with “Good Reason” (as defined herein), in each event prior to December 31, 2019, Executive shall receive a pro rata distribution based on the percentage of the objectives that have been achieved or identified for achievement as of the date of such termination, to be paid within 30 days of such termination.

(c) Benefits. Executive shall be eligible to participate in those benefit plans and programs offered to other senior executives of the Bank. Executive acknowledges and agrees that the Bank may, in its sole discretion, establish, modify or terminate such benefit plans or programs at any time, so long as such modifications or terminations apply equally to all senior executives.

(d) Supplemental Executive Retirement Plan. Executive acknowledges that the Supplemental Executive Retirement Plan dated October 1, 2013, and the related Participation Agreement dated November 20, 2013 (collectively, the “SERP”) has been or shall be amended as required by the Merger Agreement (the “Amended SERP”). Executive agrees that her rights under the Amended SERP shall be governed by the terms of the Amended SERP. Executive shall continue to vest in the benefits under the Amended SERP as long as she remains an employee of the Bank. The Bank and AMNB agree to pay to Executive, or cause any subsidiary or grantor trustee to pay, all amounts under the Amended SERP when due and also agree to require any successor or assigns of the Bank or AMNB to assume all obligations under the Amended SERP. Within 30 days following the Effective Time, the Bank or AMNB shall establish a grantor trust to fund the benefits payable to Executive under the Amended SERP and shall irrevocably transfer (unless otherwise agreed upon by Executive) the bank owned life insurance policies on Executive’s life to such grantor trust. Executive shall have a right to make reasonable changes to the grantor trust document to protect her interests prior to its execution.

(e) Business Expenses. The Bank shall reimburse Executive for all reasonable expenses incurred in connection with the performance of Executive’s duties for the Bank, within such limits and standards as may from time to time be set by the Bank. Expenses that are reimbursable by the Bank shall be paid to Executive no later than March 15 following the year in which such expense was incurred.

(f) Regulatory Requirement. The Bank shall not be required to make payment of, or provide any benefit under, this Agreement to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359, as amended, or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

5. Covenants of the Executive.

(a) Noncompetition. Executive agrees that (1) during the Term of Employment, and (2) for an 18-month period following the expiration of this Agreement or, if sooner, the termination of Executive’s employment for any reason during the Term of Employment, Executive will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant duties and responsibilities held or significant activities engaged in by Executive while employed with HomeTown Bank or any of its affiliates, or while employed with the Bank or any of its Affiliates. Notwithstanding the foregoing, Executive may purchase or otherwise acquire up to (but not more than) 1% (one percent) of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area.

(b) Nonsolicitation. Executive agrees that (1) during the Term of Employment and (2) for an 18-month period following the expiration of this Agreement or, if sooner, the termination of Executive’s employment for any reason during the Term of Employment, Executive will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Bank or its Affiliates to make deposits in, borrow money from, or become customers of any other business conducting a Competitive Business in the Market Area; (ii) induce any customers of the Bank or its Affiliates to terminate their relationship with the Bank or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Bank or any of its Affiliates.

(c) Definitions. As used in this Agreement, the term “Competitive Business” means any of the following businesses in which Executive has been significantly engaged in during Executive’s employment with the Bank on behalf of the Bank: consumer and commercial banking (including the offering of depository accounts and consumer and commercial lending products and services), insurance brokerage, securities brokerage, trust and asset management, residential and commercial mortgage lending, and any other business in which the Bank or any of its Affiliates are engaged at the time of termination of Executive’s employment; the term “Market Area” means the Roanoke Metropolitan Statistical Area, as defined by the United States Office of Management and Budget; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets and any other non-public information concerning the business and affairs of the Bank, an Affiliate, or HomeTown Bank or any of its affiliates.

(d) Confidentiality. During the Term of Employment and thereafter, and except as required by any court, governmental authority or administrative agency or as may be otherwise required by applicable law, Executive shall not, without the written consent of a person duly authorized by the Bank, disclose to any person (other than Executive’s personal attorney, or an employee of the Bank or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of her duties as an employee of the Bank) or utilize in conducting a business any Confidential Information obtained by Executive while in the employ of the Bank, HomeTown or HomeTown Bank, unless such information has become a matter of public knowledge at the time of such disclosure.

(e) Acknowledgment. The covenants contained in this Section 5 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. Executive agrees that the restrictions imposed herein are necessary for the reasonable and proper protection of the Bank and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on Executive during the Term of Employment or Executive’s post-employment activity nor overly burdensome on Executive during the Term of Employment or for Executive to abide by post-employment with the Bank. Executive covenants that Executive will not make any contention contrary to any of the foregoing representations in the future and agrees that Executive will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in this Section 5 are found by a court to exceed the standards deemed enforceable, the court is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Bank or an Affiliate.

(f) Enforcement. Executive acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 5 and, accordingly, Executive agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Executive from violating any such covenants. If the Bank is successful in whole or in part in any legal or equitable action against Executive in connection with the enforcement of the covenants included in this Section 5, the Bank shall be entitled to payment of all costs, including reasonable attorney’s fees, from Executive. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 5 of this Agreement, the Bank shall reimburse Executive for all reasonable costs and reasonable legal fees incurred to defend the claim. In the event legal action is commenced with respect to the provisions of this Section 5 and Executive has not strictly observed the restrictions set forth in this Section 5, then the restricted periods described in Sections 5(a) and 5(b) shall begin to run anew from the date of any Final Determination of such legal action. “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 5 shall survive termination and expiration of this Agreement.

6. Termination.

(a) In General. Notwithstanding the provisions of Section 2, and in addition to the expiration of the term of this Agreement, Executive’s employment may be terminated by the Bank or by Executive at any time or for any reason, consistent with the other terms of this Agreement. The obligations of Executive under Section 5 shall survive any termination of Executive’s employment, whether by the Bank or by Executive.

(b) By Executive other than for Good Reason. Executive may terminate employment other than for Good Reason, by written notice to the Bank effective 30 days after receipt of such notice by the Bank, and upon such termination, Executive shall have no right to render services or receive compensation or other benefits under this Agreement for any period after such termination, except for “Accrued Amounts,” as defined herein. “Accrued Amounts” are (i) any accrued but unpaid base salary, which shall be paid on the payroll date immediately following the date of termination in accordance with the Bank’s customary payroll procedures; (ii) reimbursement for unreimbursed expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Bank’s expense reimbursement policy; and (iii) such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Bank’s employee benefit plans and programs as of the date of termination.

(c) By the Bank. The Bank may terminate Executive’s employment without Good Cause at any time upon written notice to Executive, which termination shall be effective immediately or on such later date as specified in the written notice. If the Bank terminates Executive’s employment and such termination is not on account of death or Disability of Executive or is not for Good Cause, the Bank shall pay Executive (i) the Accrued Amounts, (ii) any pro rata portion of the Incentive Bonus due pursuant to Section 4(b), (iii) the Amended SERP benefits, and (iv) a “Termination Payment” (as defined in section 6(h) herein), provided that with regard to (ii) and (iv) only Executive signs a release and waiver of claims in favor of the Bank, its Affiliates and their respective officers and directors in a form provided by the Bank and such release has become effective no later than 30 days after Executive’s termination of employment. In the event of a termination for death, Disability or for Good Cause, the Bank shall owe Executive no further salary, benefits or other compensation of any kind after the Bank provides notice to Executive of termination.

(d) Disability, Death. Disability shall mean Executive is unable to perform the customary duties of Executive’s position for a consecutive period of at least 90 consecutive calendar days due to a physical or mental illness or incapacity or disability as defined in the long-term disability insurance policy maintained by the Bank, whichever is more favorable to Executive. In the event a dispute arises between Executive and the Bank concerning Executive’s physical or mental ability to continue or return to the performance of Executive’s duties, Executive shall submit to examination by a competent physician mutually agreeable to the parties, and the physician’s opinion as to Executive’s capability to so perform will be final and binding. In the event of termination because of Disability or death, Executive shall receive the Accrued Amounts plus any pro rata portion of the Incentive Bonus due pursuant to Section 4(b).

(e) By Executive for Good Reason. Executive may terminate her employment for Good Reason and be entitled to receive the identical compensation and benefits as if she had been terminated by the Bank without Good Cause, under the same terms and conditions, including signing the referenced release and waiver.

(f) Good Reason. To trigger Good Reason, Executive must provide written notice to the Bank of the existence of the event or condition constituting such Good Reason within 90 days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by Executive, the Bank shall have a period of 30 days during which it may remedy in good faith the event or condition constituting Good Reason, and Executive’s employment shall continue in effect during such time so long as the Bank is making diligent efforts to cure. In the event the Bank shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank shall not be required to pay the amount due to Executive under this Section 5(f).

For purposes of this Agreement, Good Reason shall mean:

(i) the assignment to Executive, without Executive’s written consent, of duties inconsistent with Executive’s position, authority, duties or responsibilities as contemplated by Section 1 hereof;

(ii) any action taken by the Bank that results in a substantial reduction in Executive’s status, including a diminution in Executive’s position, authority, duties or responsibilities;

(iii) requiring Executive to maintain Executive’s primary office outside of the Market Area (defined herein) unless the Bank moves its principal executive offices to the place to which Executive are required to move Executive’s primary office; or

(iv) the failure of the Bank to comply with the provisions of Section 4 or a material breach by the Bank of any other provision of this Agreement.

Notwithstanding the above, Good Reason shall not include any resignation by Executive where Good Cause for Executive’s termination by the Bank exists.

(g) Good Cause. The Bank shall be deemed to have Good Cause to terminate Executive’s employment if the Executive:

(i) has materially violated Section 5 hereof, provided that Executive has received written notice from the Bank of such material violation and such violation remains uncured 30 days after delivery of such notice;

(ii) has willfully refused or failed to perform the material duties of her position, provided that Executive has received written notice from the Bank of such willful refusal or failure and such refusal or failure remains uncured 30 days after the delivery of such notice;

(iii) has engaged in personal dishonesty, gross incompetence, willful misconduct, a breach of a fiduciary duty involving personal profit, willful violation of any banking law or regulation, or material misappropriation of the Bank’s or any Affiliate’s assets (determined on a reasonable basis), or is subject to a final cease-and-desist order issued by a governmental authority, or has been convicted of a felony or a misdemeanor involving moral turpitude; or

(iv) has committed a material breach of any other provision of this Agreement or a violation in any material respect of any written code or standard of conduct generally applicable to Bank employees, provided that Executive has received written notice from the Bank of such material breach and such breach remains uncured 30 days after the delivery of such notice.

(h) Termination payment. Termination Payment means the continuation of Executive’s base salary (as in effect on the date that Executive’s employment terminates except that any reduction that is the basis of Good Reason shall be disregarded) during the period beginning on the date of Executive’s termination of employment and ending at the end of the Term of Employment or, if sooner, ending on the date Executive fails to comply with the provisions of Section 5 of this Agreement. The termination payments shall be paid in accordance with the Bank’s regular payroll schedule (but not less frequently than monthly) commencing with Executive’s “separation from service” (as defined in Treasury Regulation § 1.409A-1(h)). The termination payment is intended to qualify for the exception for separation pay, described in Treasury Regulation § 1.409A-1(b)(9)(iii), to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(i) Resignation of All Other Positions. Effective upon the termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer of the Bank or any of its Affiliates. Effective upon the termination of Executive’s employment for any reason other than the expiration of this Agreement by its terms, Executive shall be deemed to have resigned from all positions that Executive holds as a member of the Board of Directors of the Bank or any of its Affiliates (including any committees thereof), and hereby agrees to tender Executive’s resignation to such effect.

7. Dispute Resolution.

(a) Except as provided in Section 7(c) below, any dispute or controversy arising out of, relating to, or in connection with this Agreement, Executive’s employment or the interpretation, validity, construction, performance, breach or termination of this Agreement, shall be settled by binding arbitration. The party initiating arbitration may use the American Arbitration Association, JAMS, or a firm providing arbitrators for resolution of disputes, or the parties may agree on the selection of a person to arbitrate the matter who is not associated with an arbitration firm. The arbitration will be conducted by a single arbitrator in Danville, Virginia. The arbitration should be conducted in a manner that facilitates an efficient and cost-effective means of resolving the dispute. The arbitrator may allow for depositions and document requests, as well as subpoenas to third parties, but other forms of discovery, such as interrogatories and requests for admissions, are not permitted, absent good cause. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The party against whom the arbitrator shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

(b) The arbitrator shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The prevailing party in any court proceeding shall be awarded the party’s reasonable attorneys’ fees and costs.

(d) EXECUTIVE HEREBY CONFIRMS SHE HAS READ AND UNDERSTANDS THIS SECTION 7, WHICH DISCUSSES ARBITRATION, AND UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, EXCEPT AS PROVIDED IN SECTION 7(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF EXECUTIVE’S RELATIONSHIP WITH THE BANK.

8. Binding Effect; Survival. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by Executive. No assignment by the Bank shall release the Bank from its obligations pursuant to Section 4 in the event the Bank’s successor fails to satisfy those obligations. Except as otherwise expressly provided, upon termination or expiration of this Agreement the respective rights and obligations of the parties shall survive such termination or expiration to the extent necessary to carry out the intention of the parties embodied in this Agreement.

9. Severability. The failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

10. Entire Agreement. This Agreement (and the letter agreement, of even date herewith, describing the incentive bonus in Section 4(b)) sets forth the entire agreement of the parties with respect to the employment contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings between Executive and the Bank, HomeTown or HomeTown Bank relating to Executive’s employment with the Bank and its Affiliates, including AMNB, on and after consummation of the Merger and the Subsidiary Bank Merger. No modification, amendment, addition to or termination of this Agreement, or waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which constitute one instrument.

12. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege.

13. No Construction Against Any Party. This Agreement is the product of informed negotiations between parties. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

14. Documents. All documents, records, tapes and other media of any kind or description relating to the business of the Bank or its Affiliates (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Bank. The Documents, and any copies thereof, shall be returned to the Bank upon Executive’s termination of employment for any reason or at such earlier time as the Board of Directors of the Bank or its designees may specify.

15. Clawback. Any incentive based compensation or award that Executive receives, or has received, from the Bank or its Affiliates under this Agreement or otherwise, will be subject to clawback by the Bank as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Bank determines, including pursuant to any incentive compensation clawback policy adopted by the Board of Directors of the Bank.

16. Headings. The underlined headings are for convenience only and shall not affect the interpretation of this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

18. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by leaving the same at or by sending the same first-class mail, postage prepaid:

(a) in the case of the Bank:

American National Bank and Trust Company

P. O. Box 191

Danville, Virginia 24543-0191

Attention: Jeffrey V. Haley

                 President and Chief Executive Officer

(b) in the case of Executive, at her most recent address as shown in the Bank’s records;

(c) in the case of either party, such other address as shall have been notified in writing to the other of them for the purposes of service.

Executive agrees to notify the Bank, in writing, of any change in address after this Agreement is executed.

19. Code Section 409A. The compensation and benefits payable under the Agreement are intended to be exempt from Section 409A of the Code (“Section 409A”) pursuant to the short-term deferral exemption of Treasury Regulation Section 1.409A-1(b)(4) or the involuntary separation pay exemption of Treasury Regulation Section 1.409A-1(b)(9). To the extent any amounts or benefits payable under the Agreement upon termination of employment are subject to Section 409A, then Bank and Executive intend that the payments be made in accordance with the requirements of Section 409A including, to the extent applicable, the definition of “separation from service” set forth in Treasury Regulation Section 1.409A-1(h) and the six month delay in payment required for a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code (in which case the payment of any amount otherwise payable during the period shall be paid on the first day of the first month following the end of the period). The Agreement shall be administered and interpreted in a manner consistent with the parties’ intent. Each payment under the Agreement shall be treated as a separate payment for purposes of Section 409A. Payments with respect to reimbursements of expenses or in-kind benefits shall be paid or provided in accordance with the Bank’s policy or benefit plan but in all events no later than the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement or provision in any other calendar year.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

AMERICAN NATIONAL BANK
AND TRUST COMPANY

By:	/s/ Jeffrey V. Haley
Jeffrey V. Haley President and Chief Executive Officer

EXECUTIVE

/s/ Susan K. Still
Susan K. Still

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